CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDMENT TO THE LEASE AGREEMENT

TECHNO PARK EMPREENDIMENTOS E ADMINISTRAÇÃO IMOBILIÁRIA LTDA., with its principal place of business in the City of Campinas, State of São Paulo, at Av. Dr. Moraes Salles, No. 711, 1st Floor, CEP 13010 001, Corporate Taxpayer Identification Number (CNPJ/MF) No. [*], herein represented by its Managing Member, Mr. Miguel Gilberto Pascoal, hereinafter simply referred to as LESSOR; and

AMYRIS BRASIL LTDA., with its principal place of business in the City of Campinas, State of São Paulo, at Rua James Clerk Maxwell, 315, Condomínio Empresarial Techno Park, Corporate Taxpayer Identification Number (CNPJ/MF) No. 09.379.224/0001-20, herein represented in accordance with its Articles of Organization, hereinafter simply referred to as LESSEE.

WHEREAS:

a)On August 10, 2011, LESSOR and LESSEE executed a Lease Agreement, hereinafter simply referred to as AGREEMENT, by means of which LESSOR jointly, inseparably and irreversibly leased to LESSEE, for a term of five (5) years, twelve (12) Office Spaces, No. 11B through 16B and 21B through and including 26B, and all these Office Spaces are located in Block 3 of Building 3 of a commercial development currently named Condomínio Techno Plaza Corporate, located at Av. John Dalton, No. 301, Lot 2, Block C, of the Real Estate Development Techno Park Campinas, in the city of Campinas, State of São Paulo;

b)LESSEE is underusing the areas corresponding to Office Spaces No. 21B through and including 24B, and it wishes to return them in advance to LESSOR;

c)LESSOR agrees with this partial early return, even though it is not contemplated in the AGREEMENT, provided LESSEE meets the conditions and penalties set forth in sections 8.1 and 13.1 of the AGREEMENT;

d)LESSEE agrees with payment of the termination fine set forth in section 13.1 of the AGREEMENT, proportionally to the office spaces hereby returned, i.e., four twelfths (4/12) of the total amount, which results in the amount of forty-four thousand five hundred and twenty-three reais and sixty-five cents (R$44,523.65) for the termination fine, calculated for the termination date July 31, 2013 - 4/12 x R$67,634.29 (rent in July/13) x 3 x (1-0.3417) = R$44,523.65;

e)LESSOR agrees that there shall be no additional cost for LESSEE to return the aforementioned office spaces, i.e., LESSEE shall not be held liable for any additional cost to restore the original conditions, provided such restoration is not required by LESSOR within thirty (30) days after the date of execution of this instrument, as a result of a need of the new Lease;

[ * ] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

f)Due to the fact that the Urban Real Estate Tax (IPTU) relating to the fiscal year 2013 has been paid by LESSEE in full, LESSOR has calculated the amount corresponding to the office spaces hereby returned, for the period from the date hereof to the end of this fiscal year, to offset it against the charges of LESSEE relating to the termination fine. The calculated amount to be offset is, on the date hereof, July 31, 2013, four thousand six hundred and sixty-six reais and sixty-two cents (R$4,666.62), composed as follows:-

OFFICE SPACES	IPTU/2013 FULL AMOUNT	PERIOD FROM AUGUST 1ST TO DECEMBER 31, 2013 5 MONTHS = 5/12
21B	$2,851.21	$1,188.00
22B	$2,782.89	$1,159.54
23B	$2,782.89	$1,159.54
24B	$2,782.89	$1,159.54
TOTAL AMOUNT	$11,199.88	$4,666.62

NOW, THEREFORE, THE PARTIES RESOLVE TO EXECUTE THIS “FIRST AMENDMENT TO THE LEASE AGREEMENT DATED AUGUST 10, 2011”, HEREINAFTER SIMPLY REFERRED TO AS “FIRST AMENDMENT”, WHICH SHALL BE GOVERNED IN ACCORDANCE WITH THE FOLLOWING TERMS, CLAUSES AND CONDITIONS:-

1.
LESSOR and LESSEE mutually terminate, on the date hereof, and LESSEE returns to LESSOR, on July 31, 2013, the corresponding keys, the lease of Office Spaces No. 21B through 24B of Building 3 of the commercial development currently named Condomínio Techno Plaza Corporate, located at Av. John Dalton, No. 301, Lot 2, Block C, of the Private Real Estate Development Techno Park Campinas, in the city of Campinas, State of São Paulo, for which reason section 2.1. of the AGREEMENT is hereby amended and shall now read as follows:-

“2.1. LESSOR declares to be the owner and lawful holder of eight (8) Office Spaces, No. 11 B through 16B and No. 25B and including 26B, enrolled under No. 136.980, 136.981, 136.982, 136.983, 136.984, 136.985, 136.990 and 136.991, in the Second Register of Deeds of Campinas, State of São Paulo, which jointly, inseparably and irreversibly constitute the Real Property, totaling a private area of one thousand and nine point sixty-six square meters (1,009.6600 m2), and total covered common area of non-proportional division of two hundred and twelve point thirty-seven square meters (212,37 m2), all of which are located in Building 3, Block B of Condomínio Techno Plaza Corporate, located at Av. John Dalton, No. 301, Lot 2, Block C, of the Private Real Estate Development Techno Park Campinas, in the city of Campinas, State of São Paulo. Taken as a whole, these Office Spaces entitle lessee to the use of thirty-two (32) medium-sized dedicated uncovered parking spaces for passenger vehicles, of which twenty-four
(24) parking spaces are exclusively reserved for the users of these office spaces and eight (8) parking spaces are included in the parking spaces reserved for visitors.”

2.
In view of the amendment above, the Parties agree that the monthly rent of the Office Spaces, which remain leased to LESSEE, shall correspond to two thirds (2/3) or sixty-six point sixty-seven percent (66.67%) of the price of the rent before the aforementioned termination, for which reason section 4.1. of the AGREEMENT shall now read as follows:-

“4.1. The monthly rent of the AGREEMENT, effective as of the date hereof, shall be the amount resulting from the increase, to the amount of forty-five thousand and eighty-nine reais and forty- eight cents (R$45,089.48), of the corresponding annual adjustment of the rent, calculated pursuant to the variation of the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGPM-FGV), measured in the period from August 1st, 2012 to July 31, 2013, which LESSEE agrees to pay by the fifth (5th) day of the month following the month of maturity, by means of bank slip or, should there not be any, at the principal place of business of LESSOR, during business hours, or at any other address at the discretion of LESSOR.”

3.
LESSEE hereby pays to LESSOR, by means of check No. 392, of branch [*], of Banco Itaú, the amount of thirty-nine thousand eight hundred and fifty-seven reais and three cents (R$39,857.03) corresponding to the fine, in the amount of forty-four thousand five hundred and twenty-three reais and sixty-five cents (R$44,523.65), for termination of the lease of the suites referred to in “1”, less the corresponding amount of the IPTU/2013 relating to the period from August 1st, 2013 through December 31, 2013, in the amount of four thousand six hundred and sixty-six reais and sixty-two cents (R$4,666.62).

4.
LESSOR shall request, on the date hereof, the withdrawal of 22.22% - 1/3 of 66.66% - of the investment in savings account by legal entity made in the name of LESSOR, in checking account No. [*] of Banco Safra, pursuant to the provisions of section 14.1, paragraph 2 of the AGREEMENT, which amount, after deduction of the applicable taxes, due by LESSOR, shall be credited by LESSOR to the following checking account:

Banco Itaú [*]
Branch: [*]
Checking Account: [*]

[ * ] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.
In view of the above, it is hereby agreed that: (i) upon partial termination of the AGREEMENT and actual delivery of the Office Spaces No. 21B through 24B of Building 3 mentioned in item 1 above; (ii) upon payment of the fine relating to this partial termination, as set forth in item 3; (iii) upon withdrawal of the investment in savings account by legal entity and appropriate deduction of the applicable taxes mentioned in item 4 above; and (iv) upon execution hereof, the Parties shall grant each other full, general, irrevocable and irreversible release with respect to any and all rights, obligations and/or claims under the AGREEMENT executed between the Parties, with general settlement for purposes of articles 840 and 849 of the Brazilian Civil Code, specifically with respect to termination of the lease with respect to the aforementioned suites No. 21B through 24B of Building 3 of Condomínio Techno Plaza Corporate, and the Parties shall have nothing else to claim from each other, on any account, in or out of court, by themselves or by their successors, now or in the future.

6.	All other clauses and conditions of the AGREEMENT shall remain unchanged and in full force, to the extent that they do not breach the provisions of this instrument.

7.
All clauses and conditions of this First Amendment shall prevail over any other oral agreements or offers occurred until then and which conflict with the provisions hereof, or which have been agreed before the date of execution hereof, excluding the other provisions contained in the AGREEMENT, which shall remain in full force as provided in section 6 above.

IN WITNESS WHEREOF, the parties execute this instrument in three (3) counterparts of same contents, along with the two witnesses below, which were present to all.

Campinas, July 31, 2013.

/s/ Miguel Gilberto Pascoal
TECHNO PARK EMPREENDIMENTOS E ADMINISTRAÇÃO IMOBILIÁRIA LTDA.
Miguel Gilberto Pascoal

/s/ Anatilde Vieira    /s/ Erica Baumgarten
AMYRIS BRASIL LTDA. WITNESSES:
1. /s/José Luiz Camargo Guazzelli    2. /s/Ana Paula Selonke de Souza
Name: José Luiz Camargo Guazzelli    Name: Ana Paula Selonke de Souza Taxpayer Card (CPF): [*]    Taxpayer Card (CPF): [*]

[ * ] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.